EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2013 Year-end Financial Results

•	Consolidated net sales for the year increased 6.8% to a record $10.19 billion

•	Full year diluted net income per common share increased 20.6% to a record $7.26 per share, including a charge of $.21 per share related to Brazil tax assessments and a $.13 per share EPS loss from Comex

•	Earnings before interest, taxes, depreciation and amortization increased $207.2 million in the year to a record $1.34 billion

•	Net operating cash increased $195.8 million to a record $1.08 billion

•	The Company anticipates diluted earnings per share for 2014 in the range of $8.12 to $8.32 per share, including a Comex EPS loss of $.45 to $.55 per share

CLEVELAND, OHIO, January 30, 2014 – The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2013. Compared to the same periods in 2012, consolidated net sales increased $651.1 million, or 6.8%, to $10.19 billion in the year and increased $235.2 million, or 10.6%, to $2.46 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group and acquisitions. Acquisitions increased consolidated net sales 1.8% in the year and 4.6% in the quarter. Unfavorable currency translation rate changes decreased consolidated net sales 0.8% in the year and 1.1% in the quarter.

Diluted net income per common share in the year increased to $7.26 per share from $6.02 per share in 2012. Full year 2013 included charges of $.21 per share related to Brazil tax assessments and $.02 per share from early retirement of debt. Full year 2012 EPS included a U.S. Department of Labor (DOL) settlement related to the Company’s employee stock ownership plan of $.47 per share. Diluted net income per common share in the quarter was $1.14 per share, including early retirement of debt, compared to $.65 per share a year ago, including the DOL settlement noted above. Unfavorable currency translation rate changes decreased diluted net income per common share by $.04 per share for the year and $.02 per share in the quarter. Acquisitions decreased diluted net income per common share $.11 per share for the year and quarter.

Net sales in the Paint Stores Group increased 10.9% to $6.00 billion in the year and increased 17.6% to $1.46 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments and acquisitions. Acquisitions increased net sales 2.2% in the year and 7.5% in the quarter. Net sales from stores open for more than twelve calendar months increased 7.8% in the year and 9.2% in the quarter over last year’s comparable periods. Paint Stores Group segment profit increased to $990.5 million in the year from $861.8 million last year due primarily to higher paint sales volume partially offset by increases in selling, general and administrative expenses and the loss from acquisitions. Segment profit decreased to $168.5 million in the quarter from $181.5 million last year due primarily to the loss from acquisitions partially offset by higher paint sales volume. Acquisitions had an unfavorable impact on segment profit of $43.1 million in the year and $40.4 million in the quarter 2013. Segment profit as a percent to net sales increased in the year to 16.5% from 15.9% in 2012 and decreased in the quarter to 11.5% from 14.6% last year. Trademark impairment charges were $3.4 million in the year and fourth quarter 2012.

Net sales of the Consumer Group increased 1.5% to $1.34 billion in the year due primarily to acquisitions partially offset by the previously disclosed elimination of a portion of a paint program with a large retail customer. Net sales increased 6.6% to $272.6 million in the quarter due primarily to higher volume sales to most of the Group’s retail customers and acquisitions. Acquisitions increased net sales 2.4% and 1.3% in the year and quarter, respectively. Segment profit increased to $242.1 million in the year from $216.4 million last year and increased to $36.0 million in the quarter from $23.3 million last year due primarily to higher volume sales and improved operating efficiencies partially offset by dilution from acquisitions. Acquisitions decreased segment profit $0.5 million and $2.3 million in the year and quarter, respectively. As a percent to net external sales, segment profit increased in the year to 18.0% from 16.4% in 2012 and increased in the quarter to 13.2% from 9.1% last year.

The Global Finishes Group’s net sales stated in U.S. dollars increased 2.2% to $2.00 billion in the year and increased 2.0% to $496.9 million in the quarter due primarily to selling price increases and acquisitions partially offset by unfavorable currency translation rate changes. Acquisitions increased net sales in U.S. dollars by 1.2% in the year and 1.1% in the quarter. Unfavorable currency translation rate changes decreased net sales 0.4% and 0.2% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year increased to $170.6 million from $147.2 million last year and increased in the quarter to $37.7 million from $34.1 million last year due primarily to improved operating efficiencies and selling price increases. Unfavorable foreign currency translation rate changes and acquisitions decreased segment profit $0.5 million in the year and $0.4 million in the quarter. As a percent to net external sales, segment profit was 8.5% in twelve months 2013 compared to 7.5% in 2012 and 7.6% in the quarter versus 7.0% last year. Trademark impairment charges were $0.7 million in the year and fourth quarter 2012.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 0.4% to $832.5 million in the year and decreased 4.0% to $222.2 million in the quarter due primarily to unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 7.1% and 9.4% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year decreased to $38.6 million compared to $81.2 million last year due primarily to the Brazil tax assessments incurred in the second and third quarters 2013 and unfavorable currency translation rate changes partially offset by selling price increases. Charges of $31.6 million were recorded for the Brazil tax assessments in the twelve months 2013. Stated in U.S. dollars, segment profit decreased to $17.9 million in the quarter from $30.1 million last year due primarily to lower volume sales and unfavorable foreign currency translation rate changes partially offset by selling price increases. Foreign currency translation rate changes reduced segment profit $5.5 million in the year and decreased segment profit $3.7 million in the quarter. As a percent to net external sales, segment profit was 4.6% in twelve months compared to 9.7% in 2012 and 8.1% in the quarter versus 13.0% in the fourth quarter last year.

The Company acquired 1.5 million shares of its common stock through open market purchases in the quarter bringing our total purchased to 4.3 million shares in the year. The Company had remaining authorization at December 31, 2013 to purchase 12.15 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report another year of record highs for multiple financial measures in 2013, including sales, earnings per share, net operating cash and earnings before interest, taxes, depreciation and amortization. Net operating cash surpassed $1.0 billion for the first time in the Company’s history.”

“Over the past year, our Paint Stores Group had positive sales volume across all end market segments and drove strong operating results. The Comex acquisition completed in the third quarter performed as expected. Our Consumer Group improved their operating margins through better than expected second half sales and improved operating efficiencies. The Global Finishes Group continued improving segment profit as a percent to sales through improved operating efficiencies and good cost control. Our Latin America Coatings Group minimized the impact on its core operating margins through selling price increases and good cost control despite the continued difficult economic environment in the region.

“We continue to generate significant cash from operations allowing us to invest in the business and return a substantial portion to our shareholders. In 2013, we generated net operating cash flow of $1.1 billion. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at December 31, 2013 was 10.5% compared to 10.8% last year. In 2013, we added 388 net new stores, including 306 stores added through the Comex acquisition, finishing the year with 3,908 stores in operation. During the year, we continued to buy our stock on the open market and paid an annual cash dividend of $2.00 per common share. Our balance sheet is positioned well for the anticipated closing of the Comex acquisition and other investments in our business.

“In the first quarter of 2014, we anticipate our consolidated net sales will increase seven to twelve percent compared to the first quarter of 2013. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2014 will be in the range of $.95 to $1.15 per share compared to $1.11 per share earned in the first quarter of 2013. This guidance includes our expectation that the Comex stores in the U.S. and Canada will contribute $97 million to $107 million to net sales and negatively impact diluted net income per common share $.15 to $.25 per share in the first quarter. For the full year 2014, we expect consolidated net sales to increase eight to thirteen percent compared to full year 2013. With annual sales at that level, we anticipate diluted net income per common share for 2014 will be in the range of $8.12 to $8.32 per share compared to $7.26 per share earned in 2013. This annual guidance includes our expectation that the Comex acquisition will increase net sales by a low single digit percentage in the year and negatively impact diluted net income per common share $.45 to $.55 per share in 2014.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2013, and its outlook for the first quarter and full year 2014, at 11:00 a.m. ET on Thursday, January 30, 2014. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 30th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 19, 2014 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2013	2012	2013	2012
Net sales	$2,457,058	$2,221,870	$10,185,532	$9,534,462
Cost of goods sold	1,332,880	1,226,362	5,568,966	5,328,236
Gross profit (1)	1,124,178	995,508	4,616,566	4,206,226
Percent to net sales	45.8%	44.8%	45.3%	44.1%
Selling, general and administrative expenses (1)	962,188	891,976	3,467,681	3,259,648
Percent to net sales	39.2%	40.1%	34.0%	34.2%
Other general (income) expense – net	(2,747)	(3,998)	2,519	5,248
Impairment of trademarks		4,086		4,086
Interest expense	16,940	11,863	62,714	42,788
Interest and net investment income	(879)	(953)	(3,242)	(2,913)
Other (income) expense – net	(552)	(1,659)	936	(9,940)

Income before income taxes	149,228	94,193	1,085,958	907,309
Income taxes (1)	33,105	26,141	333,397	276,275

Net income	$116,123	$68,052	$752,561	$631,034

Net income per common share:
Basic	$1.16	$.66	$7.41	$6.15
Diluted	$1.14	$.65	$7.26	$6.02

Average shares outstanding – basic	99,503,068	101,816,954	100,897,512	101,714,901

Average shares and equivalents outstanding – diluted	101,704,955	104,133,772	103,048,871	103,930,429

(1)	The Three months and Year ended December 31, 2012 include DOL Settlement of $49,163, net of tax (Cost of goods sold $16,000, Selling, general and administrative $64,000, and Income tax benefit of $30,837), or $.47 per share, for both periods. See February 20, 2013 press release filed on Form 8-K for more information on the DOL settlement.

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 30th release.

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